                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM 8-K

                        ---------------------------------

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 23, 2004

                           THE TOWN AND COUNTRY TRUST

             (Exact name of registrant as specified in its charter)

           Maryland                     001-12056                52-6613091
----------------------------    ------------------------     -------------------
(State or other jurisdiction    (Commission File Number)       (IRS Employer
      of incorporation)                                      Identification No.)



                   100 S. Charles Street, Baltimore, MD 21201
                   ------------------------------------------
               (Address of principal executive offices)(Zip Code)

       Registrant's telephone number, including area code: (410) 539-7600

                           THE TOWN AND COUNTRY TRUST
                                    FORM 8-K



ITEM 5. OTHER EVENTS

The Town and Country Trust ("the Company") is filing this Form 8-K to amend Item 6, Item 7 and Item 8 as incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission ("SEC") on March 31, 2003, to reflect the disposition of five apartment communities as discontinued operations. On September 24, 2003, the Company had filed a Form 8-K to reflect the disposition of three of the properties as discontinued operations as described below.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," requires, among other things, that the primary assets and liabilities and the results of operations of the Company's real properties which have been sold, or are held for disposition, be classified as discontinued operations and segregated in the Company's Consolidated Statement of Operations and Balance Sheets. As previously reported on Form 8-K filed with the SEC on August 13, 2003, on July 31, 2003, the Company sold three of its apartment communities for an aggregate sales price of $66.3 million. Also as previously reported on Form 8-K filed with the SEC on November 12, 2003, on November 5, 2003, the Company sold two of its apartment communities for an aggregate sales price of $53.4 million. Under the provisions of SFAS No. 144, the reclassification as discontinued operations required by SFAS No. 144 following the transfer of properties into real estate held for disposition is required for previously issued annual financial statements for each of the three years shown in the Company's last Annual Report on Form 10-K. The properties sold have been reclassified as discontinued operations for all years presented. The results of operations for properties sold during 2000 and 1999 have not been reclassified as discontinued operations.

ITEM 6.  SELECTED FINANCIAL DATA

                                                                            YEAR ENDED DECEMBER 31,
(In thousands, except per share data)                    2002           2001           2000            1999            1998
                                                 ------------------------------------------------------------------------------
OPERATING DATA
Revenue                                            $  114,577     $  111,909     $  104,782      $   96,120      $   82,847
Operating expenses                                     46,338         43,542         38,949          36,361          31,499
Depreciation and amortization                          19,805         18,927         19,895          21,823          21,751
General and administrative expenses                     5,262          4,820          3,883           3,331           3,233
Separation expense                                          -          3,338              -               -               -
                                                 ------------------------------------------------------------------------------
Income from operations                                 43,172         41,282         42,055          34,605          26,364
Interest expense                                       26,856         27,311         28,769          25,096          19,316
                                                 ------------------------------------------------------------------------------
Income before gain on sales of operating               16,316         13,971         13,286           9,509           7,048
  properties, discontinued operations and
  minority interest
Gain on sales of operating properties                       -              -          9,461           7,073               -
                                                 ------------------------------------------------------------------------------
Income before discontinued operations and              16,316         13,971         22,747          16,582           7,048
   minority interest
Income from discontinued operations                     4,313          3,330          3,065           1,485             195
                                                 ------------------------------------------------------------------------------
Income before minority interest                        20,629         17,301         25,812          18,067           7,243
Income allocated to minority interest                   3,337          2,345          3,521           2,475             993
                                                 ------------------------------------------------------------------------------
Net income(1)                                      $   17,292     $   14,956     $   22,291      $   15,592      $    6,250
                                                 ==============================================================================

Basic Earnings per share:
  Income from continuing operations                $      .85     $      .77     $     1.26      $      .92      $      .39
  Income from discontinuing operations                    .23            .18            .17             .08             .01
                                                 ------------------------------------------------------------------------------
  Net income                                       $     1.08     $      .95     $     1.43      $     1.00      $      .40
                                                 ==============================================================================
Diluted earnings per share:
  Income from continuing operations                $      .84     $      .75     $     1.23      $      .91      $      .39
  Income from discontinuing operations                    .23            .18            .17             .08             .01
                                                 ------------------------------------------------------------------------------
  Net income                                       $     1.07     $      .93     $     1.40      $      .99      $      .40
                                                 ==============================================================================

Dividends declared per share                       $     1.72     $     1.72     $     1.68      $     1.64      $     1.60
                                                 ==============================================================================

Net cash provided by operating activities          $   42,875     $   42,221     $   38,875      $   35,488      $   35,762
Net cash used in investing activities                 (25,615)       (21,335)       (30,474)        (65,734)        (92,228)
Net cash (used in) provided by financing
activities                                            (16,311)       (20,456)        (9,419)         28,742          55,991

Reconciliation of income before minority
  interest to funds from operations:
Income before minority interest                    $   20,629     $   17,301     $   25,812      $   18,067      $    7,243
Gain on sales of operating properties                       -              -         (9,461)         (7,073)              -
Real estate depreciation                               21,153         20,359         21,809          24,718          25,362
                                                 ------------------------------------------------------------------------------
  Funds from operations(1, 2)                      $   41,782     $   37,660     $   38,160      $   35,712      $   32,605
                                                 ==============================================================================



--------
(1) Net income and funds from operations for the year ended December 31, 2001 include a charge of $3,338,000 related to the departure of two senior executives and one other officer.
(2) Funds from operations ("FFO") is computed as income (loss) before minority interest (computed in accordance with accounting principles generally accepted in the United States) ("GAAP") excluding gains and losses from sales and involuntary conversions of operating properties, plus real estate depreciation. This computation of FFO is consistent with the current definition promulgated by the National Association of Real Estate Investment Trusts (NAREIT). The reconciliation of FFO to Income before minority interests, the most directly comparable financial measure calculated in accordance with GAAP, is included in the table above. Management generally considers FFO to be a useful measure for reviewing the comparative operating performance of the Trust between periods or as compared to other companies, without giving effect to real estate depreciation and amortization, which assumes that the value of real estate diminishes predictably over time and which can vary among owners of similar assets based upon historical cost and useful life estimates. FFO should not be considered an alternative to net income as a measure of performance nor does it represent cash generated from operating activities in accordance with GAAP and, therefore, it should not be considered indicative of cash available to fund cash needs.

BALANCE SHEET DATA AT YEAR-END                           2002           2001           2000            1999            1998
                                                  -----------------------------------------------------------------------------
Real estate assets, at cost                         $ 713,245      $ 689,591       $669,554        $644,139        $582,732
Net real estate assets                                452,024        448,089        446,845         428,510         379,794
Real estate and other assets held for
disposition                                            36,741         36,780         37,531          38,049          38,937
Total assets                                          503,784        498,962        498,552         480,522         432,041
Notes payable - secured                               445,478        414,062        414,421         399,600         339,958
Notes payable - unsecured                                   -         16,000          5,000               -               -
Mortgage debt and other liabilities held for
disposition                                            47,607         46,428         46,462          46,338          46,369
Minority interest                                           -            905          2,803           3,424           4,994
Shareholders' (deficit) equity                         (1,610)         9,492         20,052          22,049          31,608

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS The matters discussed in this Annual Report to Shareholders include certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that such forward-looking statements be subject to the safe harbors created by such Acts. Words and phrases such as "looking ahead", "we are confident", "should be", "will be", "predicted", "believe", "expect", "anticipate" and similar expressions identify forward-looking statements. These forward-looking statements reflect the Company's current views regarding future events and financial performance but are subject to many known and unknown risks, uncertainties and other factors relating to the Company's operations and business environment which may cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, interest rate fluctuations; competition for tenants and acquisitions from others, many of whom may have greater financial resources than the Company; changes in rental rates which may be charged by the Company in response to market rental rate changes or otherwise; changes in federal income tax laws and regulations; any changes in the Company's capacity to acquire additional apartment properties and any changes in the Company's financial condition or operating results due to the acquisition of additional apartment properties; unanticipated increases in rental expenses due to factors such as casualties to the Company's apartment properties or adverse weather conditions in the geographic locations of the Company's apartment properties; and local economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the real estate investment trust industry or the markets in which the Company's apartment properties are located. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that such statements will prove to be accurate. In view of the significant uncertainties associated with such forward-looking statements, the inclusion of this information should not be construed, as a representation by the Company that the results or conditions described in such statements will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise.

OVERVIEW
The Town and Country Trust, organized in 1993, is a real estate investment trust ("REIT") focused on the ownership and operation of middle income multifamily apartment communities in selected markets in the Mid-Atlantic and Southeast regions of the U. S. Prior to 1998, the Company's portfolio consisted of multifamily investments in Maryland, Virginia, Pennsylvania and Delaware. The Company expanded geographically in 1998 when it made its initial investments in Florida and North Carolina. Additional communities were acquired in Florida in 1999 and 2000. The Company seeks to acquire additional apartments in certain of its existing markets, particularly in the Greater Washington, D. C. and Baltimore metropolitan areas, and in Florida. The Company is also interested in pursuing multifamily investment opportunities in other "high barrier to entry" markets within its operating region. At December 31, 2002, the Company owned 37 apartment communities with 12,912 apartment homes classified as real estate held for investment and 5 apartment communities with 2,325 apartment homes classified as real estate held for disposition.

CRITICAL ACCOUNTING POLICIES
The Company's discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

Impairment of Real Estate Assets
The Company periodically evaluates its apartment communities for potential impairment indicators. Judgments regarding the existence of impairment indicators are based on legal factors, market conditions and operational performance of the apartment communities. Future events could cause management to conclude that impairment indicators exist and that the Company's portfolio of apartment communities is impaired. Any resulting impairment loss could have a material adverse impact on the Company's financial condition and results of operations.

Real Estate
The Company capitalizes expenditures made to acquire new assets, substantially improve the value of an existing asset or extend its useful life. Any expenditure to repair or maintain an existing asset in normal operating condition is expensed as incurred.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. In assessing estimated useful lives, the Company makes assumptions based on historical experience acquired from both within and outside the Company.

Revenue Recognition
Revenues from rental property are recognized when due from tenants. Leases are generally for terms of one year or less.

Hedge Accounting
The Company carries all derivative financial instruments as assets or liabilities on its balance sheets at fair value. Changes in fair value of these instruments, which qualify as cash flow hedges, are recorded as a component of other comprehensive income (loss). Any ineffective portion of the change in value is recorded to current period earnings.

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002 COMPARED TO YEAR ENDED DECEMBER 31, 2001
At December 31, 2002, five apartment communities containing a total of 2,325 apartment homes were classified as held for disposition and results from these properties are reflected in the caption "Income from discontinued operations." Results for the remainder of the Company's portfolio are considered to be "same store" results and include results from 12,912 apartment homes owned and operated throughout both 2002 and 2001.

Net income for 2002 was $17,292,000, or $1.07 per diluted share, an increase of $2,336,000 from $14,956,000, or $.93 per diluted share, for the year ended December 31, 2001. Net income for 2001 includes a charge of $3,338,000 related to the departure of two senior executives and one other officer.

SAME STORE COMMUNITIES
Operating results for the same store communities are set forth in the table below:

                                         YEAR ENDED DECEMBER 31,
        (in thousands)                2002          2001        CHANGE
       ---------------------------------------------------------------
        Rental revenue            $114,577      $111,909      $  2,668
        Operating expenses          46,338        43,542         2,796
                                  --------      --------      --------
        Net operating income      $ 68,239      $ 68,367      $   (128)
                                  ========      ========      ========

Rental income in 2002 grew by $2,668,000, or 2.4%, reflecting average rental rate increases (after concessions) of 3.1% and a 0.8% (80 basis point) decline in physical occupancy to 93.4%. Occupancy declined in several of the Company's markets reflecting reduced demand for rental apartments in a weaker economic climate and increased competition from home ownership alternatives resulting from the low mortgage interest rate environment. Baltimore and Pennsylvania, the Company's two largest markets with 4,592 and 2,073 apartments, respectively, (approximately 52% of the same store portfolio), experienced occupancy of 93.9% and 94.4% in

2002 which were down 170 and 90 basis points, respectively, in comparison to 2001 when occupancy averaged 95.6% and 95.3%, respectively.

Total operating expenses increased 6.4% or $2,796,000, to $46,338,000 from $43,542,000 in 2001. Operating expenses for the period were affected by an increase in real estate taxes and insurance of $902,000, or 8.6%, to $11,388,000 from $10,486,000 due to the approximate $716,000 increase in insurance premiums as well as increased deductibles related to the Company's July 1, 2002 insurance program renewal. Repairs and maintenance increased $1,169,000, or 9.4%, to $13,622,000 from $12,453,000 as the Company experienced increases in maintenance payroll and related benefit expense and increased apartment turnover costs. Weaker markets in 2002 caused a $423,000, or 11.0%, increase in marketing and advertising expense to $4,252,000 from $3,829,000. Other expense increased $704,000, or 7.2%, to $10,443,000 from $9,739,000 as the Company continues to experience increased personnel and related benefit costs associated with the development of its human resources and technology infrastructure started in 2001. Utility costs in 2002 decreased $402,000, or 5.7% due to reduced energy costs, primarily natural gas, associated with mild weather and decreased consumption.

The combination of the 2.4% increase in rental income and the 6.4% increase in operating expenses resulted in an increase in net operating income (i.e., rental income less operating expenses) of .02% to $68,239,000 from $68,367,000 in 2001.

A reconciliation between income before minority interest and same store net operating income is as follows:

                                                YEAR ENDED DECEMBER 31,
       (in thousands)                               2002           2001
                                                -----------------------
       Income before minority interest          $ 20,629       $ 17,301
       Income from discontinued operations        (4,313)        (3,330)
       Separation expense                              -          3,338
       Other depreciation and amortization           686            491
       General and administrative                  5,262          4,820
       Interest expense                           26,856         27,311
       Real estate depreciation                   19,119         18,436
                                                -----------------------
       Same store net operating income          $ 68,239       $ 68,367
                                                =======================

Real estate depreciation for the year ended December 31, 2002 increased by $683,000, or 3.7% compared to 2001, primarily as a result of an increase in depreciable real estate assets in 2002.

For 2002, interest expense decreased $455,000 or 1.7%, to $26,856,000 from $27,311,000 last year as the Company benefited from a 2.9% weighted average interest rate attributable to its floating rate debt compared to 5.5% during 2001, despite an increase of $13.4 million in average borrowings.

General and administrative expense increased $442,000, or 9.2% over 2001, attributable, in part, to the full year's impact of the Trust's 2001 changes in its senior management team.

For the year ended December 31, 2002, income from discontinued operations was $4,313,000, compared to $3,330,000 for the year ended December 31, 2001 primarily due to a decrease in interest expense as a result of lower interest rates.

During 2002, the amount reported under the caption "Minority interest" in the accompanying Balance Sheet was reduced to zero. Accounting principles generally accepted in the United States require that, for financial reporting purposes, an additional allocation of income be made to the minority interest account in an amount necessary to keep such balance from falling below zero.

YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

At December 31, 2001, five apartment communities containing a total of 2,325 apartment homes were classified as held for disposition and results from these properties are reflected in the caption "Income from discontinued operations." During 2000, the Company acquired one apartment community containing a total of 448 apartment homes and disposed of one apartment community containing a total of 626 units. Results for the remainder of the Company's portfolio are considered to be "same store" results and include results from 12,464 apartment homes owned and operated throughout both 2001 and 2000. The Company's results from continuing operations consist of both "same store" results and results from the new acquisition.

Net income for 2001 decreased by $7,335,000 to $14,956,000, or $.93 per diluted share, from $22,291,000, or $1.40 per diluted share, for the year ended December 31, 2000. The decrease in net income was primarily attributable to two factors. First, the Company recorded a $9,461,000 gain on sales of operating properties in 2000. In 2001, no investment properties were sold; therefore, no gains were recorded. Second, the Company recorded a non-recurring $3,338,000 charge in 2001 for separation expense relating to the departure of two senior executives and one other officer. The decrease in net income due to the factors mentioned above was offset by the following: (i) a $1,458,000 decrease in interest expense as the Company benefited from a 5.5% weighted average interest rate attributable to its floating rate debt compared to 7.1% in 2000 despite an increase of $13.6 million in average borrowing; (ii) a $1,206,000 decrease in real estate depreciation as a result of certain assets having become fully depreciated during 2000 and 2001; (iii) a $2,534,000 increase in net operating income (i.e., rental income less operating expenses).

Operating results for the Company's same store communities are set forth in the table below.

                                         YEAR ENDED DECEMBER 31,
                                   ------------------------------------
         (in thousands)                2001          2000        CHANGE
         --------------------------------------------------------------
         Rental revenue            $107,498      $100,789      $  6,709
         Operating expenses          41,277        37,031         4,246
                                   ------------------------------------
         Net operating income      $ 66,221      $ 63,758      $  2,463
                                   ====================================

A reconciliation between income before minority interest and same store net operating income is as follows:

                                                YEAR ENDED DECEMBER 31,
       (in thousands)                               2001           2000
                                                -----------------------
       Income before minority interest          $ 17,301       $ 25,812
       Income from acquisitions                   (2,146)        (1,117)
       Income from dispositions                        -           (958)
       Income from discontinued operations        (3,330)        (3,065)
       Gain on sale of operating property              -         (9,461)
       Separation expense                          3,338              -
       Other depreciation and amortization           491            253
       General and administrative                  4,820          3,883
       Interest expense                           27,311         28,769
       Real estate depreciation                   18,436         19,642
                                                -----------------------
       Same store net operating income          $ 66,221       $ 63,758
                                                =======================

These same store communities experienced 7.3% average rental rate increases (after concessions) in 2001 while physical occupancy averaged 94.3% for the year, a 60 basis point decline from 94.9% reported for the full year 2000. Same store operating expenses for 2001 increased by $4,246,000 or 11.5%. One community was acquired and one was sold in 2000, resulting in an additional $2,146,000 of net operating income in 2001.

For the year ended December 31, 2001, income from discontinued operations was $3,330,000, compared to $3,065,000 for the year ended December 31, 2000 primarily due to a decrease in interest expense as a result of lower interest rates.

FUNDS FROM OPERATIONS

Funds from operations ("FFO") is computed as income (loss) before minority interest (computed in accordance with accounting principles generally accepted in the United States) ("GAAP") excluding gains and losses from sales and involuntary conversions of operating properties, plus real estate depreciation. This computation of FFO is consistent with the current definition promulgated by the National Association of Real Estate Investment Trusts (NAREIT). The reconciliation of FFO to Income before minority interests, the most directly comparable financial measure calculated in accordance with GAAP, is included in the table below. Management generally considers FFO to be a useful measure for reviewing the comparative operating performance of the Trust between periods or as compared to other companies, without giving effect to real estate depreciation and amortization, which assumes that the value of real estate diminishes predictably over time and which can vary among owners of similar assets based upon historical cost and useful life estimates. FFO should not be considered an alternative to net income as a measure of performance nor does it represent cash generated from operating activities in accordance with GAAP and, therefore, it should not be considered indicative of cash available to fund cash needs.


A reconciliation between income before minority interest and FFO is as follows:

                                                    YEAR ENDED DECEMBER 31,
(in thousands)                                   2002        2001        2000
-----------------------------------------------------------------------------

 Income before minority interest             $ 20,629    $ 17,301    $ 25,812
 Gain on sales of operating properties                                 (9,461)
 Real estate depreciation                      21,153      20,359      21,809
                                             --------    --------    --------
 Funds from operations (1)                   $ 41,782    $ 37,660    $ 38,160
                                             ========    ========    ========
 OTHER DATA:
 Net cash provided by operating activities   $ 42,875    $ 42,221    $ 38,875
 Net cash used in investing activities        (25,615)    (21,335)    (30,474)
 Net cash used in financing activities        (16,311)    (20,456)     (9,419)

(1) Funds from operations for 2001 includes a $3,338,000 charge for separation expense relating to the departure of two senior executives and one other officer.


LIQUIDITY AND CAPITAL RESOURCES
Operating activities provided unrestricted cash for 2002 of $42,875,000 of which $32,183,000 was paid out in dividends and distributions.

During 2002, the Company made capital improvements to certain properties. Capital improvements are expenditures that increase the value and extend the useful life of an asset. Expenditures for ordinary repairs and maintenance are expensed as incurred. A total of $25,713,000 ($1,687 per apartment home) of capital improvements was expended during 2002. Of this amount, $8,873,000 ($582 per apartment home) was considered to be of a normal, recurring nature. These capital expenditures generally relate to items having economic lives of 15 years or less and include the replacement of appliances, carpeting and tile plus other recurring capital expenditures such as landscaping, parking lot sealing and striping, HVAC equipment and various interior and exterior building improvements. The remaining $16,840,000 ($1,105 per apartment home) of capital improvements was considered to be non-recurring or revenue-enhancing in nature and generally relates either to (i) items having economic lives of more than 15 years or (ii) renovation projects such as the modernization of kitchen and bathrooms, new building entrances and windows, new business and fitness centers, and the addition of new appliances such as washers and dryers. The Company finances its capital improvements through a revolving credit facility and working capital.

In 1997, the Company entered into an agreement that provides a $375 million collateralized financing facility. In June 2000, the facility was increased to $382.2 million and, in April 2002, the facility was increased to $439 million. The additional amounts are expected to be used to fund the Company's continuing program of apartment renovations and improvements, to make additional apartment acquisitions and for working capital purposes. Total outstanding borrowings under the facility as of December 31, 2002 were $415.2 million, of which $46.5 million is allocated to properties held for disposition. Of the $415.2 million, $300 million, including $33.6 million allocated to properties held for disposition, matures in 2008 and bears interest at 6.91%, fixed. The remaining $115.2 million, which includes $12.9 million allocated to properties held for disposition, is outstanding at a variable rate maturing in 2008 and can be converted to a fixed-rate term loan at the Company's option. As more fully discussed below, $40 million of this variable rate debt has been "swapped" to a fixed rate through March 2007.

The Company has a $50 million bank line of credit. Advances under the line bear interest at 120 basis points over LIBOR and are due on demand. Up to $10 million of the line may be used for working capital purposes and $40 million may be used to fund acquisitions. In October 2002, the Company renewed this line of credit through October 2003 and at the Company's option the line may be extended through October 2004. As of December 31, 2002, $16,250,000 was outstanding under the line.

The following table sets forth certain information regarding the Company's outstanding indebtedness as of December 31, 2002:

                                     Amount in       % of        Interest
                                      $000's         Debt        Rate(3)    Maturity
                                     ---------       ----        --------   --------
Fixed Rate Debt:
Secured facility(1)(2)               $306,370         68.8%       6.63%          2008
Conventional mortgages                 60,614         13.6%       7.27%   2003 - 2009
                                     --------        -----        ----
    Total fixed                       366,984         82.4%       6.73%
                                     --------        -----        ----

Floating Rate Debt:
Revolving credit facility(1)(2)        62,244         14.0%       2.69%          2008
Line of credit                         16,250          3.6%       3.04%     on demand
                                     --------        -----        ----
    Total floating                     78,494         17.6%       2.75%
                                     --------        -----        ----
Total debt                           $445,478        100.0%       5.99%
                                     ========        =====        ====

 (1) The information shown for this debt gives effect to two interest rate swap agreements in the aggregate notional amount of $40 million, which have the effect of fixing the interest rate on this $40 million of debt at approximately 4.57% from January 2003 to April 2007. At December 31, 2002, the rate on this debt was 3.16%
 (2) The information shown excludes $46,538 of mortgage debt, of which $33,630 is fixed rate debt and $12,908 is floating rate debt, that has been allocated to properties held for disposition
 (3)   Weighted average

The Company's primary market risk exposure relates to changes in interest rates associated with the variable rate portion of its secured credit facility and its bank line of credit. Including amounts allocated to properties held for disposition, the Company had $131,402,000 and $114,402,000 in variable rate debt outstanding at December 31, 2002 and 2001. A hypothetical 100 basis point increase in interest rates in the year 2003 over the rates in effect during 2002 would result in an increase of interest expense and a corresponding decrease in income before minority interest of approximately $674,000. This estimate incorporates only those exposures that exist as of December 31, 2002 and does not consider exposures that could arise after that date. This estimate takes into consideration that the interest rate related to the $115.2 million revolving credit facility has different tranches with various rollover dates throughout 2003 that effectively fixed the interest rate through the rollover dates.

The Company uses interest rate protection agreements to reduce the potential impact of increases in interest rates as required by the loan agreement covering its secured credit facility. On April 26, 2002 the Company replaced an existing $75 million interest rate protection agreement with a new $139 million interest rate protection agreement capping the Company's exposure to LIBOR at 9.35% through March 2007. Subsequently, the

Company executed two $20 million floating to fixed interest rate swaps to effectively fix the interest rate on $40 million of floating rate debt under the secured facility at a blended rate of approximately 4.57%. The Company simultaneously sold two $20 million interest rate caps, capping the Company's exposure to LIBOR at 9.35%. These interest rate protection agreements hedge interest payments consistent with the Company's risk management objective and strategy to reduce exposure to variability in cash flows attributable to increases in LIBOR.

In July 2002, the Company adopted a Dividend Reinvestment and Share Purchase Plan (the "Plan") pursuant to which shareholders may purchase additional shares of beneficial interest through reinvestment of dividends or by optional cash investment. Shares may be acquired by the Plan either from the Company issuing new shares or by the Plan administrator acquiring shares in the open market. The Company has registered 750,000 common shares of beneficial interest for potential issuance under the Plan. During 2002, the Plan acquired a total of 3,951 shares, including 1,865 newly issued shares purchased directly from the Company at an average per share price of $21.93.

Management believes that the Company has and will have access to the capital resources necessary to adequately fund its business. The Company expects that adequate cash will be available to fund its operating and administrative expenses, normal capital expenditures, debt service obligations and payments of dividends in the foreseeable future.

The Company believes that the direct effects of inflation upon its operations are inconsequential. Substantially all of the leases of the properties are for a term of one year or less, which enables the Company to seek increased rents upon renewal or reletting of apartment units. Such short-term leases minimize the risk of the adverse effects of inflation; however, as a general rule, such leases permit tenants to leave at the end of the lease term without penalty.

ITEM 8. FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS

To The Board of Trustees
 and Shareholders
The Town and Country Trust

We have audited the accompanying consolidated balance sheets of The Town and Country Trust and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' (deficit) equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 15a. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Town and Country Trust and subsidiaries at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 15 of the Notes to the Consolidated Financial Statements, in 2003, the Company reclassified the presentation of discontinued operations.


Baltimore, Maryland
February 5, 2003,
except for Note 15,
as to which the date is November 5, 2003

                           THE TOWN AND COUNTRY TRUST
                           CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)                                                              DECEMBER 31,
                                                                           -------------------------------------------------
                                                                                           2002                      2001
                                                                           ------------------------  -----------------------
ASSETS
Real estate held for investment (Note 3):
   Land                                                                             $    97,198               $    97,198
   Buildings and improvements                                                           608,000                   585,010
   Other                                                                                  8,047                     7,383
                                                                           ------------------------  -----------------------
                                                                                        713,245                   689,591
Less accumulated depreciation                                                          (261,221)                 (241,502)
                                                                           ------------------------  -----------------------
                                                                                        452,024                   448,089

Real estate and other assets held for disposition (Note 3 and 15)                        36,741                    36,780
Cash and cash equivalents                                                                 2,641                     1,692
Restricted cash (Note 2)                                                                  2,660                     2,460
Deferred financing costs, net of allowance                                                3,885                     3,029
Other assets                                                                              5,833                     6,912
                                                                           ------------------------  -----------------------
   Total assets                                                                     $   503,784               $   498,962
                                                                           ========================  =======================

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Notes payable - secured (Note 4)                                                    $   445,478               $   414,062
Notes payable - unsecured (Note 4)                                                            -                    16,000
Mortgage debt and other liabilities held for disposition (Note 4 and 15)                 47,607                    46,428
Accrued interest                                                                          1,968                     1,893
Accounts payable and other liabilities                                                    7,526                     7,448
Security deposits                                                                         2,815                     2,734
Minority interest                                                                             -                       905
                                                                           ------------------------  -----------------------
   Total liabilities                                                                    505,394                   489,470

Shareholders' (deficit) equity:
   Common shares of beneficial interest ($0.01 par value 500,000 shares authorized, 16,259,065 and 16,088,330 issued and outstanding at
     December 31, 2002 and 2001, respectively                                               163                       161
   Additional paid-in capital                                                           326,789                   324,193
   Accumulated deficit                                                                 (323,541)                 (312,892)
   Unearned compensation - restricted stock                                              (2,997)                   (1,970)
   Other comprehensive loss                                                              (2,024)                        -
                                                                           ------------------------  -----------------------
                                                                                         (1,610)                    9,492
                                                                           -------------------------------------------------
   Total liabilities and shareholders' (deficit) equity                             $   503,784               $   498,962
                                                                           ========================  =======================

See accompanying notes.

                           THE TOWN AND COUNTRY TRUST
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                             2002                2001                2000
                                                                     ------------------------------------------------------------
REVENUES:
Rental income                                                           $       114,577      $     111,909       $     104,782

EXPENSES:
Operating expenses:
   Real estate taxes and insurance                                               11,388             10,486               9,400
   Utilities                                                                      6,633              7,035               6,803
   Repairs and maintenance                                                       13,622             12,453              11,221
   Marketing and advertising                                                      4,252              3,829               3,099
   Other                                                                         10,443              9,739               8,426
                                                                      -----------------------------------------------------------
   Total operating expenses                                                      46,338             43,542              38,949
Real estate depreciation                                                         19,119             18,436              19,642
Interest expense                                                                 26,856             27,311              28,769
General and administrative                                                        5,262              4,820               3,883
Other depreciation and amortization                                                 686                491                 253
Separation expense (Note 6)                                                           -              3,338                   -
                                                                      -----------------------------------------------------------
                                                                                 98,261             97,938              91,496
                                                                      -----------------------------------------------------------
Income before gain on sales of operating properties, discontinued                16,316             13,971              13,286
   operations and minority interest
Gain on sales of operating properties (Note 3)                                        -                  -               9,461
                                                                      -----------------------------------------------------------
Income before discontinued operations and minority interest                      16,316             13,971              22,747
Income from discontinued operations (Note 15)                                     4,313              3,330               3,065
                                                                      -----------------------------------------------------------
Income before minority interest                                                  20,629             17,301              25,812
Income allocated to minority interest                                             2,761              2,345               3,521
Minority interest distribution in excess of earnings (Note 10)                      576                  -                   -
                                                                      -----------------------------------------------------------
Net income                                                                $      17,292      $      14,956       $      22,291
                                                                      ===========================================================

Basic earnings per share (Note 1):
   Income from continuing operations                                      $        0.85      $        0.77       $        1.26
   Income from discontinued operations                                             0.23               0.18                0.17
                                                                      -----------------------------------------------------------
   Net income                                                             $        1.08      $        0.95       $        1.43
                                                                      ===========================================================

 Diluted earnings per share (Note 1):
   Income from continuing operations                                      $        0.84      $        0.75       $        1.23
   Income from discontinued operations                                             0.23               0.18                 .17
                                                                      -----------------------------------------------------------
   Net income                                                             $        1.07      $        0.93       $        1.40
                                                                      ===========================================================

Weighted average common shares outstanding -         basic                       15,961             15,727              15,622
Dilutive effect of outstanding options and restricted shares                        253                370                 301
                                                                      -----------------------------------------------------------
Weighted average common shares outstanding - diluted                             16,214             16,097              15,923
                                                                      ===========================================================

Dividends declared and paid per share outstanding                         $        1.72      $        1.72       $       1.68
                                                                      ===========================================================

See accompanying notes.

                           THE TOWN AND COUNTRY TRUST
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                            Common
                                          Shares of
                                          Beneficial                   Distributions
                                           Interest       Additional    in Excess of                     Other
                                       ------------------   Paid-In     Accumulated     Deferred     Comprehensive
                                        Shares    Amount    Capital       Earnings     Compensation      Loss         Total
-------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2000               15,790      $158    $319,451     $(295,668)        $(1,892)    $      -     $22,049
Comprehensive income:
   Net income                                 -         -           -        22,291               -            -      22,291
                                       ........................................................................................
Comprehensive income                          -         -           -        22,291               -            -      22,291
Dividends declared ($1.68 per share)          -         -           -       (26,817)              -            -     (26,817)
Amortization of deferred compensation         -         -           -             -             643            -         643
Share options exercised                     128         1       1,885             -               -            -       1,886
Issuance of restricted share awards
   (Note 7)                                  91         1       1,626             -          (1,627)           -           -
                                       ----------------------------------------------------------------------------------------
Balance at December 31, 2000             16,009       160     322,962      (300,194)         (2,876)           -      20,052
Comprehensive income:
   Net income                                 -         -           -        14,956               -            -      14,956
                                       ........................................................................................
Comprehensive income                          -         -           -        14,956               -            -      14,956
Dividends declared ($1.72 per share)          -         -           -       (27,654)              -            -     (27,654)
Amortization of deferred compensation         -         -           -             -           1,284            -       1,284
Share options exercised                      59         1         853             -               -            -         854
Issuance of restricted share awards          20         -         378             -            (378)           -           -
                                       ----------------------------------------------------------------------------------------
Balance at December 31, 2001             16,088       161     324,193      (312,892)         (1,970)           -       9,492
Comprehensive income:
   Net income                                 -         -           -        17,292               -            -      17,292
   Unrealized loss on derivative
     financial instruments (Note 12)          -         -           -             -               -       (2,024)     (2,024)
                                       ........................................................................................
Comprehensive Income                          -         -           -        17,292               -       (2,024)     15,268
Dividends declared ($1.72 per share)          -         -           -       (27,941)              -            -     (27,941)
Amortization of deferred compensation         -         -           -             -             597            -         597
Share options exercised, net of 22
   shares surrendered                       138         1       1,878             -               -            -       1,879
Issuance of restricted share awards,
   net of 45 shares surrendered              31         1         677             -          (1,624)           -        (946)
Issuance of common shares through
   Dividend Reinvestment and Share
   Purchase Plan (Note 9)                     2         -          41             -               -            -          41
                                       ----------------------------------------------------------------------------------------
Balance at December 31, 2002             16,259      $163    $326,789     $(323,541)        $(2,997)    $ (2,024)    $(1,610)
                                       ========================================================================================

See accompanying notes.

                           THE TOWN AND COUNTRY TRUST
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                    2002           2001            2000
                                                                           -----------------------------------------------
OPERATING ACTIVITIES
Net income                                                                     $  17,292      $  14,956       $  22,291
Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                20,519         19,485          20,440
     Depreciation and amortization from discontinued operations                    2,064          1,945           2,189
     Income allocated to minority interest                                         3,337          2,345           3,521
     Amortization of deferred compensation                                           597          1,284             643
     Gain on sales of operating properties                                             -              -          (9,461)
     Changes in operating assets and liabilities:
       Increase in restricted cash                                                  (200)          (250)           (405)
       Decrease (increase) in other assets                                         1,074            101          (1,043)
       (Decrease) increase in accounts payable, other liabilities,
         accrued interest and security deposits                                   (1,808)         2,355             700
                                                                           -----------------------------------------------
Net cash provided by operating activities                                         42,875         42,221          38,875

INVESTING ACTIVITIES
Acquisitions of real estate                                                            -              -         (33,156)
Capital expenditures, net                                                        (25,615)       (21,335)        (16,951)
Net proceeds from disposition of property                                              -              -          19,633
                                                                           -----------------------------------------------
Net cash used in investing activities                                            (25,615)       (21,335)        (30,474)

FINANCING ACTIVITIES
Net borrowings (payments) on notes payable - secured                              32,613           (359)         14,821
Net (payments) borrowings on notes payable - unsecured                           (16,000)        11,000           5,000
Proceeds from exercise of share options                                              974            854           1,886
Payment of financing costs                                                        (1,715)           (54)           (165)
Dividends paid to shareholders                                                   (27,941)       (27,654)        (26,817)
Distributions to minority interest holders                                        (4,242)        (4,243)         (4,144)
                                                                           -----------------------------------------------
Net cash used in financing activities                                            (16,311)       (20,456)         (9,419)
                                                                           -----------------------------------------------
Increase (decrease) in cash and cash equivalents                                     949            430          (1,018)
Cash and cash equivalents at beginning of period                                   1,692          1,262           2,280
                                                                           -----------------------------------------------
Cash and cash equivalents at end of period                                     $   2,641      $   1,692       $   1,262
                                                                           ===============================================
Cash interest paid                                                             $  28,840      $  30,448       $  31,852
                                                                           ===============================================

  See accompanying notes.

                           THE TOWN AND COUNTRY TRUST
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
   ------------------------------------------------

ORGANIZATION
The Town and Country Trust (the "Trust"), a Maryland business trust, is a self-administered and self-managed real estate investment trust ("REIT") organized in 1993 to own and operate a portfolio of multifamily residential properties.

The Trust, through its Operating Partnership, The TC Operating Limited Partnership (collectively, the "Company"), owned 15,237 apartment homes in 42 apartment communities in select markets in the Mid-Atlantic and Southeast at December 31, 2002.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated.

REAL ESTATE AND DEPRECIATION
Real estate assets are carried at historical cost, less accumulated depreciation. Expenditures for repairs and maintenance are expensed as incurred. Significant expenditures for improvements, renovations and replacements are capitalized.

If there is an event or change in circumstance that indicates an impairment in the value of an apartment community has occurred, the Company's policy is to assess any impairment in value by comparing the current and estimated future undiscounted operating cash flows of the community over its remaining useful life to the carrying amount of the asset. If such carrying amounts exceed the estimated projected operating cash flows of the community, the Company would recognize an impairment loss equal to the amount necessary to adjust the carrying amount of the asset to its estimated fair market value. The Company did not recognize any impairment losses in 2002, 2001 or 2000.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which are 27 1/2 to 40 years for buildings, 15 to 20 years for major improvements and 3 to 12 years for furniture, fixtures and equipment.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

DEFERRED FINANCING COSTS
Deferred financing costs include certain fees and other external costs incurred in connection with debt financings and are amortized to interest expense using the straight-line method, which approximates the effective interest method, over the term of the related debt. Deferred financing costs at December 31, 2002 and 2001 are presented net of accumulated amortization of $2,466,000 and $1,872,000, respectively.

INTEREST RATE RISK MANAGEMENT
Statement of Financial Accounting Standards (SFAS) No. 133 " Accounting for Certain Derivative Instruments and Hedging Activities " as amended by SFAS No. 137, " Accounting for Derivative Instruments and Hedging Activities, an amendment of Statement 133 " and SFAS No. 138, " Accounting for Certain Instruments and Certain Hedging Activities, an amendment of Statement 133 " was adopted by the Company on January 1, 2001. SFAS No. 133, as amended, establishes accounting and reporting standards requiring all derivative financial instruments to be carried in the balance sheet as either an asset or liability measured at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and on the type of hedge transaction. For derivative financial instruments that qualify as cash flow hedges, changes in fair value of the derivative instrument is reported as a component of other comprehensive income with a corresponding offset to other assets and reclassified into earnings during the same period or periods during which the hedged transaction affects earnings. For hedges where a change in the fair value of the derivative exceeds the change in the fair value of the hedged item, the ineffective portion, if any, is recognized in other income/expense in current period earnings. The Company uses derivative financial instruments in the normal course of business to limit its exposure to fluctuations in interest rates. The Company does not enter into derivative instruments for speculative purposes.

To manage interest rate risk, the Company may employ interest rate swaps, caps and floors, options, forwards or a combination thereof, depending on an underlying exposure. Interest rate swaps and collars are contractual agreements between the Company and third parties to exchange fixed and floating interest payments periodically without the exchange of the underlying principal amounts (notional amounts). In the unlikely event that a counterparty fails to meet the terms of an interest rate swap contract or collar agreement, the Company's exposure is limited to the interest rate differential on the notional amount. The Company does not anticipate non-performance by any of its counterparties. Net interest differentials to be paid or received under a swap contract and/or collar agreement are accrued as interest expense as incurred or earned.

INCOME RECOGNITION
Revenues from rental property are recognized when due from tenants. Leases are generally for terms of one year or less.

ADVERTISING AND PROMOTION COSTS
Advertising and promotion costs are expensed as incurred. Total advertising and promotion expense for each of the years ended December 31, 2002, 2001 and 2000 was $1,248,000, $1,272,000 and $1,059,000, respectively.

EARNINGS PER COMMON SHARE
Basic earnings per common share is computed based upon the weighted average number of common shares outstanding during the year. Diluted earnings per common share is computed based upon common shares outstanding plus the effect of dilutive stock options and other potentially dilutive common stock equivalents. The dilutive effect of stock options and other potentially dilutive common stock equivalents is determined using the treasury stock method based on the Company's average stock price.

MINORITY INTEREST
The outstanding limited partnership interests are convertible into common shares of the Company on a one-for-one basis. These interests, in the aggregate, are economically equivalent to 2,466,535 common shares.

USE OF ESTIMATES
The Company's financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, equity, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

STOCK BASED COMPENSATION
The Company accounts for its stock based employee compensation plans using the intrinsic value method under the recognition and measurement principle of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, and other criteria are met, no compensation expense is recognized.

NEW ACCOUNTING PRONOUNCEMENTS
In October 2001, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (FAS 144). FAS 144 supercedes FAS 121 and certain provisions of APB Opinion 30 with respect to reporting the effects of a disposal of a segment. The Company adopted FAS 144 effective January 1, 2002. The adoption of this new pronouncement resulted in the Company reclassifying the results of operations from property sales which occurred after January 1, 2002 as discontinued operations. Property sales which occurred prior to January 1, 2002 have not been reclassified as discontinued operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145") which rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64,"Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." It also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases." Finally, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions related to the rescission of FASB Statement No. 4 and its amendment Statement No. 64 are effective for fiscal years beginning after May 15, 2002. Provisions related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002 and all other provisions are effective for financial statements issued on or after May 15, 2002. The Company will adopt SFAS Statement No. 145 on January 1, 2003. The adoption of this new pronouncement is not expected to have a material effect on the financial position or results of operations of the Company.

The Company has adopted the disclosure provisions of SFAS No. 148, Accounting for Stock Based Compensation- Transition and Disclosure. SFAS No. 148 requires expanded disclosure regarding stock based compensation in the Summary of Significant Accounting Policies in the Notes to the Consolidated Financial Statements and does not have a financial impact on the Company's financial statements. The expanded quarterly disclosure will be required in the Company's quarterly financial reports beginning the first quarter of 2003.

RECLASSIFICATIONS
Certain previously reported amounts have been reclassified to conform to the current presentation.

2. RESTRICTED CASH
   ---------------

The Company maintains certificates of deposit, all with maturities of three months or less, to cover the aggregate amount of resident security deposits retained by the respective communities in certain states.

3.  REAL ESTATE ACTIVITIES
    ----------------------

The following is a reconciliation of the carrying amount of real estate held for investment:

(in thousands)                   2002            2001           2000
                                 ----            ----           ----
Balance at January 1        $ 689,591       $ 669,554      $ 644,139
Real estate purchased               -               -         33,156
Improvements                   23,772          20,037         15,248
Real estate sold                 (118)              -        (22,989)
                            ----------------------------------------
Balance at December 31      $ 713,245       $ 689,591      $ 669,554
                            ========================================

In 2000, the Company disposed of one apartment community in a transaction that was structured to qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code that enabled the Company to defer recognition of the related capital gains for income tax purposes. For financial reporting purposes, the Company reported a gain on this sale of $9,461,000.

4.  NOTES PAYABLE
    -------------

The Company has a $439,000,000 collateralized financing facility that matures in 2008. At December 31, 2002, total outstanding borrowings under the facility were $415,152,000, of which $46,538,000 relates to discontinued operations. Of the $415,152,000, $300,000,000, including $33,630,000 allocated to properties held for disposition, bears interest at a fixed rate of 6.91%. The remaining $115,152,000, including $12,908,000 allocated to properties held for disposition, is outstanding at a weighted-average variable rate of 2.85% at December 31, 2002 and can be converted to a fixed-rate term loan at the Company's option. Total outstanding borrowings under the facility as of December 31, 2001 were $382,152,000 of which $45,341,000 was allocated to properties held for disposition.

The Company has a $50 million bank line of credit. Advances under the line bear interest at 120 basis points over LIBOR and are due on demand. Up to $10 million of the line may be used for working capital purposes and $40 million may be used to fund acquisitions. In October 2002, the Company renewed this line of credit through October 2003 and at the Company's option the line may be extended through October 2004. From August 2001 through April 2002, the line had modified terms such that $20 million could be used for working capital purposes and $30 million was available to fund acquisitions. As of December 31, 2002, $16,250,000 was outstanding under the line.

The Company uses interest rate protection agreements to reduce the potential impact of increases in interest rates as required by the loan agreement covering its secured credit facility. On April 26, 2002, the Company replaced an existing $75 million interest rate protection agreement with a new $139 million interest rate protection agreement capping the Company's exposure to LIBOR at 9.35% through March 2007. Subsequently, the Company executed two $20 million floating to fixed interest rate swaps to effectively fix the interest rate on $40 million of floating rate debt under the secured facility at a blended rate of approximately 4.57%. The Company simultaneously sold two $20 million interest rate caps, capping LIBOR at 9.35%. These interest rate protection agreements hedge interest payments consistent with the Company's risk management objective and strategy to reduce exposure to variability in cash flows attributable to increases in LIBOR.

During 1998 and 1999, the Company incurred certain mortgage debt primarily to fund the acquisition of additional apartment communities. Information concerning these mortgages is summarized below:

                                                                                   BALANCE AT DECEMBER 31,
          TYPE                INTEREST RATE             MATURITY                 2002                   2001
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Amortizing                        7.74%                   2003                  $9,570,000             $9,771,000
Non-amortizing                    6.81%                   2009                 $33,175,000            $33,175,000
Amortizing                        7.85%                   2009                 $17,869,000            $18,055,000

All of the Company's 42 properties are secured by first and/or second priority mortgages. In connection with the mortgages, the Company maintains annually renewable bank letters of credit totaling $5,025,000 in lieu of maintaining real estate tax escrows. Certain notes payable agreements contain restrictive covenants relating to the maintenance of specified financial performance ratios. As of December 31, 2002, the Company was in compliance with these covenants.

The following is a summary of scheduled debt maturities including the $46,538,000 of debt which relates to discontinued operations:

                                                           (In thousands)
          2003                                               $ 26,022
          2004                                                    218
          2005                                                    236
          2006                                                    254
          2007                                                    276
          Thereafter                                          465,010
                                                             --------
          Total scheduled debt maturities                    $492,016
                                                             ========

5.  INCOME TAXES
    ------------

Since its inception, the Trust has elected to be taxed as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code. As a REIT, the Trust generally is not subject to Federal income taxes provided that it meets certain conditions, including the requirement that it distributes at least a threshold percentage, in 2002 and 2001 of 90% and 95% in 2000, of its REIT taxable income to its shareholders. Management believes that the Trust has qualified as a REIT for 2002, 2001 and 2000. Accordingly, no provision has been made for Federal income taxes. Although the Trust qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and to Federal income and excise taxes on its undistributed income, if any.

The Company makes a number of special allocations for tax purposes only. In general, 100% of the interest deductions related to $232,000,000 of borrowings are allocated to the Trust and 85% of depreciation deductions related to 32 of the communities are allocated to the minority interest ownership.

The following table reconciles GAAP net income to Federal taxable income for the years ended December 31, 2002, 2001 and 2000:

(In thousands)                                          2002        2001        2000
--------------                                          ----        ----        ----

GAAP net income before minority interest            $ 20,629    $ 17,301    $ 25,812
Book/tax depreciation and amortization difference       (272)        (69)       (557)
Book gain on 1031 tax deferred exchange                    -           -      (9,461)
Separation expense, timing differences                (1,982)      2,388           -
Deferred compensation, timing differences             (1,666)        419         642
Other operating book/tax differences, net             (1,219)     (1,187)       (610)
Allocated to minority interest                         2,420       1,009       1,405
                                                    --------------------------------
REIT taxable income before dividends                $ 17,910    $ 19,861    $ 17,231
                                                    ================================
Dividends paid                                      $ 27,941    $ 27,654    $ 26,817
                                                    ================================

For income tax purposes, dividends to common shareholders consist of ordinary income and return of capital. For the years ended December 31, 2002, 2001 and 2000, dividends paid per share were taxable as follows:

                                                  2002                    2001                   2000
                                                  ----                    ----                   ----
                                         Amount          %         Amount       %         Amount        %
                                     -----------------------------------------------------------------------
      Ordinary income                     $1.13          66%        $1.29       75%        $1.25        74%
      Return of capital                     .59          34%          .43       25%          .43        26%
                                     -----------------------------------------------------------------------
      Total dividend                      $1.72         100%        $1.72      100%        $1.68       100%
                                     =======================================================================

6.  SEPARATION EXPENSES
    -------------------

During the first quarter of 2001, the Company recorded a nonrecurring charge of approximately $3.3 million, relating to the departure of two senior executives and one non-executive officer. Included in this charge is approximately $1.2 million of non-cash items relating principally to the vesting of restricted stock grants made in prior years.

7.  EMPLOYEE BENEFIT PLANS
    ----------------------

SHARE OPTION PLANS
In 1993, the Company established a long-term incentive plan for the purpose of attracting and retaining executive officers, other key employees and non-employee trustees (the "1993 Plan"). The 1993 Plan provides for the granting of restricted stock and share options (incentive and non-qualified) to purchase up to 750,000 shares of the Company's common shares at prices not less than the fair market value at the date of grant. During 1997, the

Company established an additional long-term incentive plan (the "1997 Plan"). The 1997 Plan provides for the granting of options to purchase up to 1,200,000 of the Company's common shares at a price not less than the fair market value at the date of grant.

Under the Plans, options generally become exercisable in equal installments over a three-year period, commencing with the first anniversary of the date of grant. All options expire ten years from the date of grant.

A summary of the Company's share option activity during the three years ended December 31, 2002 is as follows:

                                            INCENTIVE       NON-QUALIFIED          OPTION           WEIGHTED AVERAGE
                                             OPTIONS           OPTIONS             PRICE             EXERCISE PRICE
                                        ---------------------------------------------------------------------------------
Balance at January 1, 2000                      393,222          270,163       $13.50-$22.00             $14.89
Granted                                               -            6,000          $17.875                $17.88
Exercised                                       (95,675)         (32,730)      $14.00-$15.25             $14.69
Forfeited                                        (8,534)               -       $14.00-$15.125            $14.60
                                        ------------------------------------
Balance at December 31, 2000                    289,013          243,433       $13.50-$22.00             $14.98
Granted                                          40,990           45,010       $19.125-$19.36            $19.34
Exercised                                       (47,923)         (11,365)      $14.00-$15.25             $14.75
Forfeited                                          (666)               -           $15.25                $15.25
                                        ------------------------------------
Balance at December 31, 2001                    281,414          277,078       $13.50-$22.00             $15.68
Granted                                          96,247          140,753       $20.99-$21.30             $21.29
Exercised                                      (102,744)         (57,710)      $14.00-$15.25             $14.78
Forfeited                                          (200)               -          $15.125                $15.13
                                        ------------------------------------
Balance at December 31, 2002                    274,717          360,121       $13.50-$22.00             $18.00
                                        ====================================
Shares exercisable at December 31:
     2002                                       151,143          201,361       $13.50-$22.00             $15.66
                                        ====================================
     2001                                       221,460          223,700       $13.50-$22.00             $15.05
                                        ====================================
     2000                                       251,082          214,697       $13.50-$22.00             $14.72
                                        ====================================

An additional, 500,950, 814,000 and 919,334 common shares have been authorized for issuance in future grants of options under the Plans as of December 31, 2002, 2001 and 2000, respectively. The option price of future grants may not be less than the fair market value of the shares on the date of grant.

Pro forma information regarding net income and earnings per share as required by Statement 148, which also requires that the information be determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement, is set forth in the table below:

(in thousands, except per share information)                      2002           2001             2000
----------------------------------------------------------- ------------- ---------------- --------------
Net income, as reported                                        $17,292        $14,956          $22,291
Add: Total stock compensation expense included in
       reported net income                                         597          1,284              643
Less: Total stock based compensation expense determined
       under the fair value method for all awards                 (688)        (1,356)            (691)
                                                            ------------- ---------------- --------------
Pro forma net income                                           $17,201        $14,884          $22,243
                                                            ============= ================ ==============

Earnings per share:
    Basic, as reported                                         $  1.08        $   .95          $  1.43
    Basic, pro forma                                           $  1.08        $   .95          $  1.42
    Diluted, as reported                                       $  1.07        $   .93          $  1.40
    Diluted, pro forma                                         $  1.06        $   .92          $  1.40

For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

The fair value for the options was estimated at the date of grant using Black-Scholes option valuation model with the following weighted-average assumptions:

                                                2002       2001      2000
                                                ----       ----      ----
Risk free interest rate                         4.3%       4.9%      4.9%
Dividend yield                                  8.1%       8.9%      9.6%
Volatility factor                               .17        .18       .19
Weighted-average expected life (in years)         5          5         5

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected share price volatility. Because the Company's employee share options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee share options.

The weighted average per share fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $1.10, $.94 and $.80, respectively. The weighted average remaining contractual life of options granted is 6.11 years.

401(k) PLAN
The Company has a 401(k) plan that covers substantially all of its associates with more than thirty days of service. Effective January 1, 2001, the 401(k) Plan was amended to comply with Internal Revenue Service requirements to qualify as a 401(k) Safe Harbor Plan whereby discretionary contributions made by the Company are 100% vested. Prior to the amendment, the Plan provided for vesting over a five year period beginning with the completion of three years of service. The aggregate cost of the Company's contributions to the 401(k) Plan was $472,000, $403,000, and $290,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

RESTRICTED SHARES
From 1995 through 2001, the Company granted 353,000 restricted common shares to certain officers, pursuant to the 1993 and 1997 Plans. In January 2002, the Company granted an additional 76,250 restricted shares under the 1997 Plan. The stock price on the date of grant was $21.30. Under the terms of the grants, the shares become fully vested upon termination of the officer-shareholder's employment due to (i) retirement from the Company; (ii) death or disability or
(iii) a change of control, as defined in the Plans. Should a shareholder-officer leave the Company for any other reason, the restricted shares are subject to forfeiture. The market value of the shares awarded as of the dates of grant has been recorded as Unearned Compensation - Restricted Stock and the unamortized portion ($2,997,000 and $1,970,000 at December 31, 2002 and 2001 respectively) is reflected in the accompanying Balance Sheet as a separate component of Shareholders' Equity and is amortized into income as deferred compensation expense over the estimated vesting period. Such deferred compensation totaled $597,000, $1,284,000 and $643,000 for the years ended December 31, 2002, 2001, and 2000, respectively. Amortization for 2001 includes accelerated vesting of $865,000 classified as separation expense (See Note 6).

SUPPLEMENTAL EMPLOYEES RETIREMENT PLAN
The Company has a split-dollar life insurance plan for certain officers. The Company advances the premiums on life insurance policies for certain officers where such advances are not considered loans under the Sarbanes-Oxley Act of 2002. The policies are assigned to the Company. In the event of retirement or death, the Company will be repaid the aggregate amount of premiums paid from the cash surrender value at the time the benefits are paid. The remaining value is paid to the employee or beneficiary. The aggregate cash surrender values of the policies totaled $404,000 and $320,000 as of December 31, 2002 and 2001, respectively, and are recorded as an asset to the Company.

8. LEASES
   ------

The Company leases certain office facilities and equipment under noncancellable operating leases. Future minimum rental commitments under noncancellable leases with remaining terms in excess of one year are as follows at December 31, 2002:

                                             (in thousands)
                          2003                    $474
                          2004                     369
                                                --------
                         Total                    $843
                                                ========

Total rent expense for the years ended December 31, 2002, 2001, and 2000, was approximately $483,000, $488,000, and $478,000, respectively.

9. DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
   ---------------------------------------------

In July 2002, the Company adopted a Dividend Reinvestment and Share Purchase Plan (the "Plan") pursuant to which shareholders may purchase additional shares of beneficial interest through reinvestment of dividends or by optional cash investment. Shares may be acquired by the Plan either from the Company issuing new shares or by the Plan administrator acquiring shares in the open market. The Company has registered 750,000 common shares of beneficial interest for potential issuance under the Plan. During 2002, the Plan acquired a total of 3,951 shares, including 1,865 newly issued shares purchased directly from the Company at a weighted average price per share of $21.93.

10. DISTRIBUTIONS TO MINORITY INTEREST IN EXCESS OF EARNINGS
    --------------------------------------------------------

During 2002, the amounts reported under the caption "Minority interest" in the accompanying Balance Sheet was reduced to zero. Accounting principles generally accepted in the United States require that, for financial reporting purposes, an additional allocation of income be made to the minority interest account in an amount necessary to keep such balance from falling below zero.

11. RELATED PARTY TRANSACTIONS
    --------------------------

At December 31, 2002 and 2001, the Company had unsecured loans receivable from two officers in the aggregate amount of $106,000 and $366,000, respectively. The loans bear interest at rates comparable to the rate earned on the Company's invested funds. In connection with the separation of a senior executive, $250,000 of this indebtedness was forgiven effective January 2002. The Trust recorded the related expense as part of separation expense in 2001.

During 2002, 2001 and 2000, a Trustee of the Company was a partner of a law firm that is general counsel to the Company. The Company incurred fees of $302,000, $411,000, and $326,000 for legal services provided by this firm during 2002, 2001 and 2000 respectively.

12. FINANCIAL INSTRUMENTS
    ---------------------

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2002 and 2001. FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                December 31, 2002                      December 31, 2001
                                      ---------------------------------------  ----------------------------------
                                           Carrying               Fair              Carrying           Fair
     (In thousands)                         Amount                Value              Amount            Value
                                      ------------------  -------------------  ---------------  -----------------
      Fixed rate notes                   $  360,614         $    404,690          $  361,001      $    371,632
      Floating rate notes                $  131,402         $    131,402          $  114,402      $    114,402

The carrying amounts shown in the above table are included in the accompanying Balance Sheet under the captions "Notes payable-secured," "Notes payable-unsecured" and "Mortgage debt and other liabilities held for disposition." The fair value of the fixed rate portion of the Company's notes payable is estimated by discounting expected cash flows based on the Company's incremental borrowing rate for similar types of borrowing arrangements. The floating rate portion of the Company's notes payable approximated market. Cash equivalents, other assets, accounts payable and other liabilities are carried at amounts that reasonably approximate their fair value.

The following table presents the fair value of outstanding derivative financial instruments, based on external market quotations as of December 31, 2002.


                                                                                         Contract
    Notional Amount         Fixed Rate        Type of Contract       Effective Date      Maturity             Fair Value
----------------------------------------------------------------------------------------------------------------------------
   $   139,000,000             9.35%                Cap              April, 2002         April, 2007        $      673,000
   $   (40,000,000)            9.35%                Cap              January, 2003       April, 2007        $     (184,000)
   $    20,000,000             4.84%      Swap (Floating to Fixed)   January, 2003       April, 2007        $   (1,621,000)
   $    20,000,000             3.48%      Swap (Floating to Fixed)   January, 2003       April, 2007        $     (508,000)

During the year ended December 31, 2002, the Company recorded $2,024,000 of unrealized losses in accumulated other comprehensive income (loss), with a corresponding adjustment to other liabilities, and a $56,000 loss in net income related to the ineffective portion of the Company's hedging instruments. The Company expects to reclassify $1,076,000 in the next twelve months from other comprehensive loss to interest expense as interest payments are made under the swap agreements. Comprehensive income was $15,268,000 for the year ended December 31, 2002.

13. UNAUDITED QUARTERLY RESULTS OF OPERATIONS
    -----------------------------------------

The following is a summary of quarterly results of operations for the years ended December 31, 2002 and 2001.

                                                                         QUARTER ENDED
                                                        MARCH 31     JUNE 30   SEPTEMBER 30  DECEMBER 31
                                                        ------------------------------------------------
                                                             (in thousands, except per share data)
2002
Revenues                                                $27,914      $28,580      $29,042      $29,041
Income before discontinued operations and minority
   interest                                               3,771        4,237        4,208        4,100
Income from discontinued operations                       1,077        1,069        1,089        1,078
Income before minority interest                           4,848        5,306        5,297        5,178
Net income                                                4,192        4,596        4,388        4,116

Basic earnings per share
  Income from continuing operations                     $   .20      $   .23      $   .22      $   .20
  Income from discontinued operations                       .06          .06          .05          .06
                                                        ------------------------------------------------
  Net income                                            $   .26      $   .29      $   .27      $   .26
                                                        ================================================
Earnings per share - diluted
  Income from continuing operations                     $   .20      $   .23      $   .22      $   .20
  Income from discontinued operations                       .06          .05          .05          .05
                                                        ------------------------------------------------
  Net income                                            $   .26      $   .28      $   .27      $   .25
                                                        ================================================

2001
Revenues                                                $27,235      $27,863      $28,409      $28,402
Income before discontinued operations and minority
   interest                                                 250        4,083        4,712        4,926
Income from discontinued operations                         799          836          841          854
Income before minority interest                           1,049        4,919        5,553        5,780
Net income                                                  907        4,252        4,801        4,996

Basic earnings per share
  Income from continuing operations                     $  .02       $   .22      $   .26      $   .27
  Income from discontinued operations                      .04           .05          .05          .05
                                                        ------------------------------------------------
  Net income                                            $  .06       $   .27      $   .31      $   .32
                                                        ================================================
Earnings per share - diluted
  Income from continuing operations                     $  .02       $   .22      $   .25      $   .26
  Income from discontinued operations                      .04           .04          .05          .05
                                                        ------------------------------------------------
  Net income                                            $  .06       $   .26      $   .30      $   .31
                                                        ================================================

14. SUBSEQUENT EVENT
    ----------------

On February 5, 2003 the Board of Trustees declared a quarterly dividend of $.43 per share, aggregating approximately $7,000,000. Concurrent with the payment of the dividend, a limited partnership ownership distribution of approximately $1,061,000 will be made to the minority interest holders. The dividend and distribution will be paid on March 10, 2003 to shareholders of record as of February 21, 2003.

15. RECLASSIFICATION FOR DISCONTINUED OPERATIONS
    --------------------------------------------

The Company is reissuing, in an updated format, its historical financial statements in connection with the sale of three of its apartment communities in July 2003 and two of its apartment communities in November 2003, with sale prices of approximately $66.3 million and $53.4 million, respectively. In compliance with SFAS No. 144, the Company will report revenue, expenses and gain on sale from these properties as discontinued operations for each period presented in its quarterly and annual reports filed since the date of reclassification to held for disposition. The amount of minority interest applicable to continuing operations was $2,759,000, $1,895,000, and $3,103,000, for the years ended December 31, 2002, 2001, and 2000, respectively.

The results of operations for these properties are classified on the Consolidated Statements of Operations in the line item entitled, "Income from discontinued operations" and the assets and liabilities are included in "Real estate and other assets held for disposition" and "Mortgage debt and other liabilities held for disposition" on the Company's Consolidated Balance Sheets. Condensed financial information of the results of operations of the three apartment communities is as follows:

(in thousands)                                                                  2002          2001         2000
-------------------------------------------------------------------------------------------------------------------
Rental income                                                                $ 15,841      $ 15,023      $ 14,094
Operating expenses                                                              6,732         6,303         5,688
Real estate depreciation                                                        2,034         1,923         2,167
Interest Expense                                                                2,762         3,467         3,174
                                                                           ----------------------------------------
Income from discontinued operations, before minority interests                $ 4,313       $ 3,330       $ 3,065
                                                                           ========================================


Assets and liabilities of the three apartment communities consisted of the following at December 31, 2002 and 2001:

(in thousands)                                                  2002           2001
-------------------------------------------------------------------------------------
Land                                                          $  5,589       $  5,589
Building and improvements                                       84,189         82,464
Other                                                              442            424
Accumulated depreciation                                       (54,544)       (52,642)
Other assets                                                     1,065            945
                                                              -----------------------
Real estate and other assets held for disposition             $ 36,741       $ 36,780
                                                              =======================

Mortgage debt                                                 $ 46,538       $ 45,341
Other liabilities                                                1,069          1,087
                                                              -----------------------
Mortgage debt and other liabilities held for disposition      $ 47,607       $ 46,428
                                                              =======================

             Schedule III--Real Estate and Accumulated Depreciation
                           The Town and Country Trust
                                December 31, 2002
                                 (in thousands)

                                                                                                      GROSS AMOUNT AT WHICH
                                                  INITAL COST(c)                                    CARRIED AT CLOSE OF PERIOD
                                            ----------------------------                     --------------------------------------
                             NON-RECOURSE                  BUILDINGS        IMPROVEMENTS                     BUILDINGS
        PROPERTY               MORTGAGE                       AND         MADE SUBSEQUENT                       AND          TOTAL
      DESCRIPTION(a)            DEBT(b)        LAND       IMPROVEMENTS    TO ACQUISITION(d)    LAND         IMPROVEMENTS      (e)
-----------------------------------------------------------------------------------------------------------------------------------
 MARYLAND
    West/Greensview/
        West Commercial          47,743       8,823         37,783              15,370         8,823           53,153        61,976
    Watkins Station               7,224       1,505          6,889               4,976         1,505           11,865        13,370
    Hollows                       9,673       1,424         10,401               1,984         1,424           12,385        13,809
    Woodhill                      9,299       1,317         10,097               2,718         1,317           12,815        14,132
    Hallfield                     1,868         320          2,240                 450           320            2,690         3,010
    Ridgeview                     6,144       1,138          7,513               1,350         1,138            8,863        10,001
    Bowley's Quarters             8,843       1,795         10,549               3,427         1,795           13,976        15,771
    Harford                       9,175       1,474         10,511               4,734         1,474           15,245        16,719
    Tall Oaks                    11,168       1,397          9,845               4,086         1,397           13,931        15,328
    Willow Lake                  14,281       1,781         14,088               6,847         1,781           20,935        22,716
    Steeplechase                 19,512       2,749         18,151              10,319         2,749           28,470        31,219
    Rossville                    16,772       3,136         19,944               4,854         3,136           24,798        27,934
    Versailles                    9,590       1,599         10,921               4,447         1,599           15,368        16,967
    Fox Run                      11,458       2,498         11,412                 934         2,498           12,346        14,844
    Stonegate                    11,375       2,887         13,261                 870         2,887           14,131        17,018
 PENNSYLVANIA
    Hidden Village                5,812       1,229          7,447               2,043         1,229            9,490        10,719
    Emmaus                        8,594       1,394          9,577               2,659         1,394           12,236        13,630
    Hanover                       4,401         590          4,946               1,329           590            6,275         6,865
    Lancaster East                5,646         812          8,249               2,809           812           11,058        11,870
    Lancaster West                8,801       1,285         12,794               3,973         1,285           16,767        18,052
    York                          7,971       1,951         10,622               1,522         1,951           12,144        14,095
    Rolling Hills                 4,193       1,282          5,842                 716         1,282            6,558         7,840
 VIRGINIA
    Barton's Crossing            33,295       7,320         33,845               2,943         7,320           36,788        44,108
    The Glen                      5,895       1,157          5,269               1,178         1,157            6,447         7,604
    McNair Farms                 13,866       3,564         16,237               2,914         3,564           19,151        22,715
    University Heights           23,996       5,789         26,371               2,322         5,789           28,693        34,482
    Carlyle Station              20,716       4,259         19,610               3,002         4,259           22,612        26,871
 DELAWARE
    Christina Mill                9,715       2,288         10,454               1,101         2,288           11,555        13,843
 NORTH CAROLINA
    Forest Ridge                 12,050       3,369         15,705               1,510         3,369           17,215        20,584
    Fairington                   11,425       3,307         15,066               2,768         3,307           17,834        21,141
 FLORIDA
    Windermere                    9,700       2,809         12,797               1,288         2,809           14,085        16,894
    Twelve Oaks                   9,570       3,100         13,711               1,054         3,100           14,765        17,865
    Heron's Run                   7,597       2,795         12,754                 946         2,795           13,700        16,495
    Kirkman                      16,250       4,565         20,795                 985         4,565           21,780        26,345
    Perico                       10,197       2,491         11,248                 652         2,491           11,900        14,391
    McIntosh                      7,672       2,029          9,194                 709         2,029            9,903        11,932
    Gardens East                 13,991       5,970         27,182               1,417         5,970           28,599        34,569
 OTHER                                -           -            815               4,706             -            5,521         5,521
                          ---------------------------------------------------------------------------------------------------------
      Total                     445,478      97,198        504,134             111,913        97,198          616,047       713,245
                          =========================================================================================================


                             ACCUMULATED
        PROPERTY             DEPRECIATION     YEAR     USEFUL
      DESCRIPTION(a)              (f)       ACQUIRED    LIFE
----------------------------------------------------------------
 MARYLAND
    West/Greensview/
        West Commercial          29,647     1993 (h)     (g)
    Watkins Station               5,580     1993 (h)     (g)
    Hollows                       8,284     1993 (h)     (g)
    Woodhill                      8,291     1993 (h)     (g)
    Hallfield                     1,831     1993 (h)     (g)
    Ridgeview                     6,062     1993 (h)     (g)
    Bowley's Quarters             8,326     1993 (h)     (g)
    Harford                       8,646     1993 (i)     (g)
    Tall Oaks                     7,735     1993 (h)     (g)
    Willow Lake                  11,560     1993 (h)     (g)
    Steeplechase                 15,181     1993 (h)     (g)
    Rossville                    15,818     1993 (h)     (g)
    Versailles                    8,958     1993 (h)     (g)
    Fox Run                       4,963       1993       (g)
    Stonegate                     4,168       1994       (g)
 PENNSYLVANIA
    Hidden Village                6,329     1993 (h)     (g)
    Emmaus                        7,872     1993 (h)     (g)
    Hanover                       4,263     1993 (h)     (g)
    Lancaster East                7,111     1993 (h)     (g)
    Lancaster West               10,983     1993 (h)     (g)
    York                          8,662     1993 (h)     (g)
    Rolling Hills                 2,788       1993       (g)
 VIRGINIA
    Barton's Crossing            15,646       1993       (g)
    The Glen                      2,529       1993       (g)
    McNair Farms                  7,590       1993       (g)
    University Heights           11,907       1993       (g)
    Carlyle Station               6,089       1994       (g)
 DELAWARE
    Christina Mill                3,216       1994       (g)
 NORTH CAROLINA
    Forest Ridge                  2,668       1998       (g)
    Fairington                    2,699       1998       (g)
 FLORIDA
    Windermere                    1,939       1998       (g)
    Twelve Oaks                   2,061       1998       (g)
    Heron's Run                   1,536       1999       (g)
    Kirkman                       2,724       1999       (g)
    Perico                        1,333       1999       (g)
    McIntosh                      1,102       1999       (g)
    Gardens East                  2,413       2000       (g)
 OTHER                            2,711       1993       (g)
                          ------------------
      Total                     261,221
                          ==================

                              NOTES TO SCHEDULE III
                           THE TOWN AND COUNTRY TRUST
                                 (IN THOUSANDS)


(a) All properties are garden apartment communities with the exception of one commercial building included in the West/Greensview/West Commercial Partnership.

(b) See description of mortgages payable in Note 4 of Notes to Consolidated Financial Statements of the Company.

(c) Initial cost for properties originally acquired from the Predecessor (see note (h) below) represents the historical cost as of August 23, 1993 plus the acquisition of non-controlled interests in the Predecessor on August 23, 1993. The initial cost of all other property acquisitions represents the cost to purchase the property at the date of acquisition.

(d) The aggregate cost of land, buildings and equipment on a Federal Income Tax basis is $637,531 at December 31, 2002.

(e)  Reconciliation of Real Estate Properties
     --------------------------------------------------------------------

            Balance at January 1, 2000                                               $      644,139
            Acquisition of new partnerships                                                  33,156
            Other additions                                                                  15,248
            Other dispositions                                                              (22,989)
                                                                                 ---------------------
            Balance at December 31, 2000                                                    669,554
            Other additions, net of retirements                                              20,037
                                                                                 ---------------------
            Balance at December 31, 2001                                                    689,591
            Other additions, net of retirements                                              23,654
                                                                                 ---------------------
            Balance at December 31, 2002                                             $      713,245
                                                                                 =====================

(f)  Reconciliation of Accumulated Depreciation
     --------------------------------------------------------------------

            Balance at January 1, 2000                                               $       215,629
            2000 depreciation expense, net of retirements                                      7,077
                                                                                 ---------------------
            Balance at December 31, 2000                                                     222,706
            2001 depreciation expense, net of retirements                                     18,796
                                                                                 ---------------------
            Balance at December 31, 2001                                                     241,502
            Other additions, net of retirements                                               19,719
                                                                                 ---------------------
            Balance at December 31, 2002                                             $       261,221
                                                                                 =====================

(g)    Depreciation is computed based upon the following estimated lives:

                                                  Assets acquired             Assets acquired
                                                   subsequent to                 prior to
                                                  January 1, 1994            December 31, 1993
                                            -------------------------------------------------------
Buildings                                         27.5 years                   40 years
Building improvements                             15 to 19 years               20 years
Furniture, fixtures and equipment                 3 to 12 years                5 to 12 years

(h)    Denotes property originally purchased in 1979 by the Predecessor.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, The Town and Country Trust has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           By:  /s/ Alan W. Lasker
                                                ------------------
                                                    Alan W. Lasker
                                                    Senior Vice President
                                                    Chief Financial Officer


Dated: January 23, 2004


                                       31